UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On or about March 31, 2015, Daniel P. Ibele will retire as Vice President, General Manager, U.S. and Canada, and as an officer of Libbey Inc. (“Libbey” or the “Company”). Mr. Ibele will remain actively employed by Libbey as a strategic consultant for a period of one year from the date on which he retires as Vice President, General Manager, U.S. and Canada, at which point he will retire from the Company after more than 32 years of service to Libbey.

In connection with Mr. Ibele’s transition, Libbey and Mr. Ibele entered into an Agreement and Release, dated October 23, 2014, pursuant to which:

•	Mr. Ibele will continue to be paid his current salary, and be entitled to his current benefits, through the duration of his employment as a strategic consultant.

•
Mr. Ibele will continue to be entitled to participate in the Senior Management Incentive Plan (with his performance on his individual objectives being rated at 100%) and in the cash component of the Company’s 2012 Long-Term Incentive Plan (“LTIP”), 2013 LTIP and 2014 LTIP through the duration of his employment as a strategic consultant. In each case eligibility will be based on his current annual base salary and incentive targets.

•	Commencing on January 1, 2015, Mr. Ibele will not be eligible for additional awards of equity under the Company’s Long-Term Incentive Plan.

•
Consistent with Mr. Ibele’s employment agreement, all restricted stock units (RSUs) and non-qualified stock options (NQSOs) that are unvested as of his last day of employment as a strategic consultant and that would vest within one year after that date will be deemed accelerated. The NQSOs will be exercisable until the earlier of: (i) the third anniversary of the effective date of Mr. Ibele’s retirement as Vice President, General Manager, U.S. and Canada and (ii) the tenth anniversary of the grant dates of the respective NQSOs.

•
Mr. Ibele has agreed to typical restrictive covenants, including without limitation covenants pursuant to which he has agreed not to compete with the Company and not to solicit the Company’s employees, which will remain in effect for a period of 24 months after his last day of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

Libbey Inc. Registrant
Date: October 24, 2014	By:	/s/ Susan Allene Kovach
Susan Allene Kovach
Vice President, General Counsel & Secretary